Exhibit 99.2
On July 25, 2008, Horizon Lines, Inc. hosted a conference call to discuss financial results for the second quarter ended June 22, 2008. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to Horizon Lines’ Q2 2008 earnings results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. This conference call is being recorded today, July 25, 2008.

I would now like to turn the conference over to Jim Storey, Director of Investor Relations and Treasurer. Please go ahead, sir.

Jim. Storey	Thank you, Mary, and good morning, everyone and welcome to Horizon Lines’ second quarter 2008 conference call.

With us this morning are Chuck Raymond, our Chairman, President and CEO; John Keenan, President of our liner company; Brian Taylor, President of our logistics company; and Mike Avara, our Chief Financial Officer. Also on hand is Catherine Walsh, our Vice President and Controller.

Our call today will be conducted in the normal manner, with Chuck providing an overview of the second quarter, John reviewing our shipping operations, Brian walking you through our logistics business, and Mike discussing the financials. Chuck will then provide some closing comments before we open the call to questions.

A few housekeeping items before we begin. Our press release was issued earlier this morning. For those of you who do not have a copy, it is available in the investor relations section of our website at www.horizonlines.com. Additionally, this morning’s conference call presentation is accompanied by a slide presentation which also can be accessed in the investor relations section of our website. We encourage you to view the slides during our remarks.

Lastly, I would like to draw your attention to our safe harbor statement and remind everyone that on today’s call, management will make certain forward-looking statements that it believes to be reasonable at this point in time. Actual results could differ materially from those projected today due to known and unknown risks and uncertainties. A discussion of factors that might affect future results is provided in our filings with the SEC. Horizon Lines undertakes no obligation to publicly update or revise any forward-looking statements contained in these presentations based on new information or otherwise except as required by law.

Now let me turn the call over to Chuck.

Chuck Raymond	Good morning and thank you, Jim. A new voice on our call. Jim Storey joined Horizon Lines earlier this week as our Director of Investor Relations and Corporate Communications. Jim brings extensive experience to this role as he takes on the day-to-day responsibilities of managing the company’s communications with the investment community and other key constituents who influence our investment decisions.

Jim joins us with over 16 years of experience in executive investor relations and communications roles. His experience includes several years as a reporter and editor covering the stock market for Dow Jones and most recently as VP of Investor Relations for BlueLinx Holdings, a Fortune 500 company headquartered in Atlanta, Georgia.

Jim, thank you. Jim will be getting out and meeting with you as we progress through the rest of this year.

By now I trust you’ve had a chance to review our press release and the attachments which detail how our second quarter shaped up. We’re very pleased to report a $0.33 per share earnings on an adjusted basis versus $0.29 actually, a 13.8% increase year-over-year from the second quarter of 2007.

The Horizon team I think did a great job despite a number of challenges including unprecedented increases in the cost of fuel, the continued stagflation in Puerto Rico which is one of our major business segments and a very slight fall off in tourism in Hawaii. On the fuel, it’s just not something that we are able to predict and I think everybody in our business realizes that and has seen that it’s not something that we’re deficient in. The company continues to perform well. We just have this uncertainty with regard to that major cost item. We’re trying to deal with that in the appropriate way going forward.

Buoying our earnings were a few continuing positives including an improved mix of freight handled. In fact, we continue to be well aligned with successful, growing companies, brands like Wal-Mart and Costco and Walgreens, whose retail models are doing very well in these tough economic times.

As we look out over our horizon, we are obviously uneasy about the energy costs and have therefore adjusted our guidance a little bit for the year to provide a range that we think is appropriate for the times. We’ve trimmed our volume expectations a small amount, but we don’t see any real significant deterioration in our markets, and our revenues continue to grow.

We’ve talked many times about our EDGE process which is a company-wide process improvement and competitive improvement process, and that’s been invaluable to us. Throughout the company EDGE today has established an efficiency focus and a set of marketing processes and tools that are firmly woven into the execution and business culture of Horizon Lines in both our liner segment as well as in our logistic segment.

With our deployments in place now for the next several years, we believe that Horizon is very well positioned to generate improved earnings and experience the operating leverage and new earnings streams as the general economy recovers.

I will not comment on the Department of Justice investigation of the carriers in the Puerto Rico trade today except to say that we have moved very quickly and smartly to backfill a few key positions and we’ve reorganized a bit in the Puerto Rico trade lane. We feel we have been very responsive to the trade and are well positioned to continue the high level of service that we are known for.

Our freight contract renewal rate and business commitments are impressive, and I’d be remiss if on this call I didn’t recognize and thank all of our associates in our Puerto Rico business team for doing a tremendous job this past quarter in what were very trying circumstances. We do continue to cooperate with the Department of Justice as that investigation into the Puerto Rico trade moves ahead.

John Keenan will take you through our liner business. John.

John Keenan	Thank you, Chuck. Good morning. I’m on page 8, and I’m going to start with the Alaska economic outlook. As you know, the Alaska economic outlook is very strong. The GSP growth should exceed 5% in 2008. As you know, Alaska being an oil based economy, the record oil prices have boosted the economy, doubling the state’s revenue to $10.2 billion. The state legislature is considering Governor Palin’s proposal for a $1,200 per person additional payout this year as an energy cost relief which certainly would be a boost to the economy.

The job growth in the State of Alaska for the 20th consecutive year is projected to grow about 1.5%. The retail construction in the state continues to grow about 1.1%. As an indication, the military troop count since 2000 has grown by 33% in the State of Alaska. There’s a legislative special session in progress to consider acceleration of the gas pipeline which we’ve spoken to you about previously. Our overall strategy in Alaska is to continue to focus on the present partnerships and certainly emerging retail opportunities as well as the big-box retailers in the State of Alaska.

Moving over to Hawaii and Guam, when you look at the State of Hawaii, the 2008 GSP growth forecast has been trimmed to zero percent. Visitor arrivals year-over-year is projected to shrink by 4.6%. A lot of that is due to the airlines, specifically Aloha and ATA Airlines. The unemployment, although it has increased from 2.6%, is a relatively low number of 3.8% for the state. The commercial and military construction is offsetting some of the soft residential sector that we’re experiencing in the state. Some of the barracks that are being rebuilt as well as the Naval Air Station at Pearl are some of the military projects that are ongoing.

As you know, in Hawaii the federal spending per capita is about the sixth highest in the United States.

Moving over to Guam, the consumer and the business confidence on Guam remains very high. The big item on the island’s economic outlook continues to be with the expected huge increase in military presence on the island which will have major opportunities for construction, housing supplies, both on and off bases, housing prices as well as retail activity.

Our strategy in these two trades is to continue to focus on our key commercial and miliary customers for increased volumes.

Moving over to Puerto Rico, I think when you look at Puerto Rico, no doubt it’s a difficult operating environment for us today. Puerto Rico’s stagnant economy appears to be softening even further. The GDP is now forecast to be a negative 1.2% for ‘08 versus the April forecast of a negative 0.8%. The unemployment is trending downward slightly and the Government Development Bank of Puerto Rico shows inflation, which is significant, at 8.9% over the last 12 months. A lot of that inflation is really driven by some utility costs that the consumers on the island have experienced. Utilities have been driven up approximately 70%.

On the positive side, the biomedical and the pharmaceutical markets remain a strong source of stability for us on the island and a good source of our customer base.

The government of Puerto Rico is exercising a little bit more budget discipline. If you look at the new tax incentive package which was effective July 1st, that’s designed to help bolster the economy and also provide variable tax credits to enhance investment on the island.

As you know, the polls for the November election show pro-business reform candidate, Puerto Rico’s delegate to the U.S. Congress, Luis Fortuno, to be ahead of the incumbent in the race for the governor on the island. Should he be elected, he would certainly be the one that’s going to have to deliver and drive the renewed economic growth on that island.

On August 5th Horizon Lines will celebrate our 50th year of service to the island of Puerto Rico. Again, our strategy on Puerto Rico is definitely cost control, very, very strict cost control while positioning ourselves to take advantage of the economy when it turns.

Looking at our volume updates for the second quarter (I’m on slide 11). Looking at Alaska, the northbound reefers and the automotive moves certainly offset the reduced seafood volumes which we had forecasted earlier in the year. The Hawaiian volume has been impacted by lower tourism and a reduction in some of the consumer spending.

Our shipments into Guam remain relatively stable. The Guam outbound volume has certainly been impacted by the closing of some of the garment factories in Saipan. Our Puerto Rico volumes remain off, they’re a little weak. If you look at the volumes year-over-year, we’re down approximately 2.4%. Our strategy in this area is certainly to continue to use the EDGE tools that we’ve developed and are ingrained in our organization to help improve our business mix.

On slide 12, unit revenue update. When you look at the unit revenue improvement across all trade lanes, we’re up about 2.4% net of fuel. The reefer volume growth continues. That’s again the cargo mix that we’ve spoken about considerably, our efforts to focus on our mix upgrade. We’re working on our account base, specifically on some of the store fixtures, some of the high margin moves that we’re moving with our retail customers in the offshore locations.

On our vessel performance, moving onto 13, this is the great story. When you look at the vessel availability, it continues to be exemplary at 99.9%. Our vessel on-time arrival if you look at that 90.3% number, that means 9 out of 10 of our vessels operate to the minute on time in port every day. The variation that you see there, that 3%, that’s in Alaska predominantly and that was on purpose. We took the opportunity to maximize the stow on our D7 class vessels up to Anchorage and it was a significant cost avoidance and you’ll see that later in the financials with Mike where we did not run our seasonal vessel for several voyages by taking advantage of the extra loadability that we were able to capitalize on in those ships.

The key strategy here is continued focus on our key performance indicators and our vessel operations. If you look at the vessel utilization year-over-year 2007 and 2008, as we enhanced our services with TP1 and redeployed our fleet that we have some additional capacity available in each of our markets and that certainly positions us well for growth in the future.

On page 14, Horizon EDGE, continued progress on all of our EDGE initiatives. The key one that we really have worked on is our fuel efficiencies. This is not only in our terminals, how we operate our trucks, reducing our idling but certainly on our vessels. As an example, on all of our vessels, we have really worked hard to put a very robust tool on each of the ships so that the vessel captains know exactly how much fuel they’re burning for every leg of their voyage, for every 24 hours of operation which we refer to as our fuel calculator.

We optimized fleet renewal. That fleet renewal was not only on our ships but also on our containers where we’re really looking at ways to triangulate our fleet and reduce empty miles. We focus on our crew and our vessel overtime, not only on the ships but also shoreside where we’re seeing a reduction in overtime in all areas of our company. Our EDGE benefits, as Mike will speak to a little later, are tempered a little bit by our lower volume. More importantly, as we said, this is integrated into our business culture and it really has positioned the company for long term efficiencies as our volumes improve.

On page 15, an update on our coastwise shipping initiative. You’ve seen this map before. Really our value proposition, some network savings. It’s going to give us an opportunity to utilize some of the idle assets that we have. We have a schematic about C7 vessels on the lower lefthand corner there. The customers that are being targeted are customers that would benefit from a deep draft, hub port model where we’d be able to hub freight up and down the East Coast. Our alliances have been formed especially with labor and the maritime administration and the federal government. The progress on the harbor maintenance tax, I’m going to speak to in a couple slides. Our strategy here is to finalize discussions with potential customers, continue to work with labor and also make sure that we get the harbor maintenance tax taken care of.

On page 16. In Guam, a little bit on our terminal investment and our infrastructure. In Guam, we purchased three cranes that we expect to be relocated to Guam and operational by March 2009. In Anchorage we will purchase, it’s being done in conjunction with the expansion in the Port of Anchorage. The Port of Anchorage is investing over $700 million to redevelop that port and we will own the cranes in that facility.

On the legislative front, the harbor maintenance tax exemption is the bill 3199 which was introduced on June 25th. It’s receiving strong bipartisan support. On Title XI funding what we plan on doing in 2009, we’re going to work to fully fund this program and make it a little bit more user-friendly based on the $5 million funding in the 2008 level.

On page 18, labor relations. The ILWU, the International Longshoremen Warehousing Union. As you know, we have employees in Alaska and Hawaii as well as ILW members on the West Coast that store our vessels. The contract expired on June 30th. We anticipate a negotiated settlement without any work stoppage. But I will comment this morning there was a press release stating that there was some labor action that had extended to Oakland. We’re seeing some productivity loss; however, we still anticipate a settlement without a work stoppage.

On page 19, a little bit about our awards and recognitions. As you can see, we continue to receive some awards and recognition for logistics, from Horizon Logistics and also in the safety area.

On page 20, about Horizon Lines. As you know, we at Horizon have always had a very keen focus on the environment. Our environmental policy extends above and beyond all current industry standards especially when you speak about marine fuel. There’s some recognition that we’ve received on Horizon Green from the Chamber of Shipping and also on the EPA Smart Way Transportation Partnership.

Before I turn it over to Brian I think our key take-aways are we certainly are working very diligently to improve our efficiencies in our overall business in spite of a very difficult operating environment. We’ve had relentless focus on not only cost control but on service within the organization in spite of facing some of these unprecedented fuel prices.

Thank you and I’ll turn it over to Brian Taylor.

Brian Taylor	Thank you, John. I’m going to begin on slide 22. We remain very upbeat regarding the future of the logistics business, but it’s clear that the effects of a tougher macroeconomic environment are having an impact on our existing and our potential customers.

Simultaneously building up our sales platform and coping with the full integration of all of our business units including Aero, has resulted in a longer sales cycle which has impacted our short term revenues in quarter two. While building out the pipeline is taking some additional time, we do continue to see some very nice wins with existing Horizon customers and in many cases the business that we’re winning with those Horizon customers is benefiting both the logistics unit as well as the Horizon Lines’ liner unit.

Earlier this year, we started a small brokerage unit team down in Dallas in February of ‘08. We’re seeing some solid successes in revenue growth with the team that we’ve established there. In addition, we’re also seeing some very good successes in helping fill the empty miles that exist within the Horizon Lines container network. With the evolution of this more robust pipeline that I referred to earlier, it will continue throughout the balance of this year and clearly it’s going to help us form a solid base on which we can build our future growth.

Slide 23. I’d like to talk for a moment about our Sea Logics Truck and Warehouse unit, which we believe is very well positioned to assist importers and exporters as they look to streamline some of their supply chain processes on the West Coast. We’re in the process of relocating to a new facility. It’s a 180,000 square foot facility that is close to the ports of Los Angeles and Long Beach. It’s going to provide us with additional capacity in prime locations that are going to allow us to help stage and load some of the export commodities that are moving in this booming export market. As well, we’re going to be there to assist traditional importers as they look for more economical ways to move products and larger equipment for inland distribution, and we’ll be there in this new facility to help provide the solutions that are going to allow them to get that done.

Our trucking unit continues to modernize our fleet. It’s allowing us to comply with some of the new vehicle age requirements and the tough emission standards that are falling under the new Clear Air Action Plan in California. We see a lot of natural synergies with the existing Horizon Lines’ customers moving forward, as many of those same customers import from the Pacific Rim or they also export to locations that are beyond our traditional Jones Act markets.

I’d like to talk for a second about Mexico on slide 24. Our Mexico service offering continues to attract a lot of interest and with the potential that we see for future near sourcing of production from some of our global customers, this really does remain a significant growth target for us in the years ahead. As we’ve done in Long Beach, we’ve also relocated to a new facility in Laredo, Texas. It’s a 60,000 square foot facility. We’re going to continue to invest the appropriate dollars in this business as we see it as a growing business unit going forward.

We’re also focused on refining our processes, enhancing the technology that we have to streamline the way that we facilitate cargo movements across the Mexico/U.S. border. As we see manufacturing continuing to expand in Mexico, we also see some tremendous opportunities for us to be positioned as a supplier managed inventory location in that new facility in Laredo.

We’re also in the process of building out our Lexington, North Carolina facility as a raw materials hub for the textile manufacturing plants in the Caribbean and Central America. Our truck brokerage unit that we’ve established in that facility is growing quite nicely and it’s a great complement to what we’re doing with the operation in Dallas, Texas.

We continue to see the volume in our core lanes growing and it will continue to grow as we begin to engage many new raw material suppliers up and down the East Coast. We are adding infrastructure and new technology tools which could create greater economies of scale in this facility, and it’s going to allow us, and already is allowing us, in fact, to expand our presence in the intermodal rail business up and down the U.S. East Coast.

Finally, the logistics technology team that we have down in Dallas is really having a huge impact on this business. They are helping us implement new EDI transaction sets and events to give our customers that are demanding real time shipment visibility, to help them improve the velocity of their product through the supply chain.

You’ll see our results listed on slide 26. As I mentioned earlier, we have clearly fallen behind our initial expectations as we have been experiencing a longer sales ramp up than we had expected and clearly we’re seeing some softening demands with the existing customers, particularly in the Aero division. Our largest retail customer in the Aero division whose store expansion program fueled a significant portion of our growth in recent years has cut back their ‘08 expansion plans and potentially some of their plans for growth in ‘09 as they see the need to react to some of their softening demand conditions.

Clearly tighter consumer spending patterns will keep pressure on revenue net of fuel throughout the balance of this year, but we are going to continue to focus on building out that sales pipeline. We expect to see results from the new sales resources that we’ve added. In fact we’ve added six new sales positions in the logistics business in the last six months and will continue to focus on lowering our overall network cost.

In summary, we remain very upbeat about the future of the business. While we’ve tempered existing expectations based on rising fuel costs and some softness that we’re seeing in demand, we’re going to continue to invest in the human resources, the technology and process that we’re going to need to position this business to capitalize on the eventual market turnaround when it will come.

With that, I’d like to turn it over to Mike. He’s going to take us through the financial review. Mike.

Mike Avara	Brian, thank you. Good morning, everyone. Let me kick off by saying first we’re pleased to achieve some pretty good results in the face of a difficult economic and fuel price environment. I’ll start with operating revenue on page 27.

Revenue for the second quarter grew nicely, up $35.3 million or 11.9% over 2007. Operating revenue for the first six months jumped $67.5 million, also 11.9% versus last year.

Page 29 provides more information on the factors that drove the nice increase in the revenue. For the second quarter revenue per container grew by $349 or 9.7% in the second quarter and is reflecting both the higher fuel cost recovery and the rate improvements that you see below.

Our two 2007 acquisitions, Aero and Hawaii Stevedores, combined to contribute $10.5 million of additional revenue. These positive factors more than offset some volume decline primarily in Puerto Rico, total decline of about 1,700 loads.

For the six months, rate per box increased 9.3%, about $335, and again is reflected in improved fuel cost recovery as well as the higher rates. Acquisitions accounted for $20.6 million of the $68 million increase. Volumes declined again a little bit by about 2,400 loads and this slightly offset the gains that I just spoke of.

Starting with operating income, let me first say that all the adjusted numbers are adjusted in 2008 for two items: $2.4 million of legal fees in conjunction with the anti-trust investigation and $800,000 for severance expense, a voluntary program for some of our union clerical employees. About a two year payback on that investment.

Looking at operating income again on an adjusted basis, down $3 million or 13.1%. A number of factors: lower volume, the 1,700 loads I referenced before. The margin loss on that was about $3.6 million. We’ve accrued a bonus in the second quarter of 2008. We did not do so in 2007. About a $2.3 million accrual there.

Higher vessel lease expense in the second quarter was $2.1 million. You may recall our TP1 vessels were fully deployed by early June so this will be the last quarter we have a variance on this item. Going forward we will have $8 million of expense or $32 million in total for each quarter.

Overhead was up slightly, about $2 million. A number of factors. We did have additional employees from our two acquisitions. We have some non-cash stock based compensation and a 3% general merit increase for our employees.

Rate not of fuel improved nicely, 5.7%, and this is on a net basis, a 2.4% increase excluding fuel surcharges. Vessel operating expenses were reduced by $2.5 million. John spoke to the all-time record loadability the number of containers we got on our Alaskan vessels and that allowed us to sell our seasonal vessel, the Fairbanks, less frequently. There were no TP1 start up costs like we had last year as we brought in the new ships and took out the old ships and we had fewer dry dockings in 2008 and therefore a little bit less amortization expense.

The six months’ results really reflect a lot of the same factors. I’ll run through these quickly. Vessel lease expense higher, $8.2 million. The volume shortfall about 2,400 loads, the margin impact was $5.4 million. Two items in overhead, the bonus accrual, $2.3 million in stock compensation, I referenced $1.2 million also impacted six months results. Non-transportation revenue was down about 2.5, but rate net of fuel was up $11.8 million, so a nice increase there and we had $3.2 million of vessel savings from the same three factors that I referenced during the quarter.

Turning to page 31, you see adjusted EBITDA declined by $4.2 million and $10.6 million for the six months. Again, it’s the same factors I’ve discussed on the operating income change that also affected EBITDA.

On page 32, adjusted net income. In addition to the two items impacting 2008 there are two items in 2007 that we felt appropriate to adjust to put the results on a comparable apples-to-apple basis. The $2.6 million deferred tax revaluation benefit from our tonnage tax election was adjusted as well as a half million dollar ($0.5 million) loss for the early extinguishment of debt in 2007.

With those adjustments for the second quarter, adjusted net income of $9.9 million nearly equal to $10 million last year as $3.5 million of interest expense savings offset $3 million adjusted operating income shortfall. Of course, we did our refinancing last August and falling interest rates as well as that pretty opportunistic refinancing allowed us to reduce our lending cost of debt from 8.8% down to 4.5% over the last year.

Looking at the six months results, adjusted net income of $12 million was $2.4 million behind that of last year. A shortfall of $7.9 million in operating income more than offset the savings that we enjoyed from lower interest expense of about $5.7 million.

Looking at EPS and how this all translates. Again, diluted adjusted EPS jumped 4% or 13.8% over the prior year benefitting from our lower share count. You’ll recall that we did acquire 3.8 million shares from August last year through January this year under two share repurchase programs, reducing our shares outstanding from just over $34 million at the end of the second quarter of 2007 to just over 30 at the end of 2008.

Six months EPS fell by $0.03 or 7.1% as the lower net income unfortunately more than offset the reduction in the shares outstanding.

Page 34 addresses free cash flow. Just to pause for a minute here, I think this is a really good story. You’ll see that free cash flow of $9.1 million is nearly $46 million better than the first six months of 2007. The $46 million improvement was driven largely by three factors: lower vessel lease payments of about $20.5 million. You might recall that last year on January 1st we had a $39.5 million midterm balloon payment on our three Alaska vessels. These are the older Jones Act lease vessels. Did not have that balloon payment this year, so about a $20 million cash reduction in vessel lease payments.

Working capital consumption, an area of intense focus for the company, is a $12.4 million improvement. Accounts receivable accounted for about half of that and various other working capital items contributed the difference. There also was a bonus payment paid in January of 2007, our 2006 bonus and there was not a bonus reflected since there was no payment in 2008 for the 2007 year.

Net cash flow at $17.7 million was up about $93 million higher than last year primarily attributable to the $46 million increase in free cash flow that I just walked you through and also net debt borrowings increased by $78.3 million as you see net borrowings in 2008 of nearly $45 million versus repayments in 2007 of about $31 million. We used these borrowings in 2008 to complete our share repurchase program, buying back $29 million of stock in January of 2008.

I’ve added a new slide to our presentation this time on page 35 on liquidity and credit facility compliance. I wanted to do two things, first, clear up any confusion by stating we have plenty of liquidity and also to let you know that we are very comfortably in compliance with our credit facility financial covenants. You’ll see at the end of the second quarter, we had corporate liquidity of nearly $100 million from our cash and revolver availability and we also made a revolver repayment or payment of $10 million during the quarter.

Our interest coverage ratio at 4.56 times was significantly higher than the required 3.5 times maximum and the coverage ratio again is calculated by dividing adjusted EBITDA by net interest expense. Our senior secured leveraged ratio at 1.94 times was well under the 3.00 times maximum and again the senior secured leverage ratio, as the name implies, does not include our unsecured convertible notes in the calculation.

Turing to our financial guidance on page 36. We’re reducing guidance for 2008 really for one reason and one reason only. There’s some small puts and takes going both ways but the historic rise in fuel prices has impacted all of us and as we look out at guidance we just really feel it’s prudent and necessary to reflect both the current spot price as well as future yield curve prices. So that reason essentially accounts for the whole reduction in our guidance of about $10 million.

Based on the current historic fuel price levels and economic market conditions, we are projecting operating revenue now at $1.335 billion to $1.365 billion, up actually from our $1.315 billion to $1.350 billion previously. Higher fuel surcharges account for most of that increase.

Adjusted EBITDA now at $135 to $150 million, down from the $145 to $160 million that we discussed with you back in April.

Diluted EPS of $1.03 to $1.43 from the previous $1.30 to $1.69. And free cash flow, this is adjusted, to $40 million to $59 million, down from the previous $72 to $87 million.

Again, our guidance does not include legal fees or the potential impact of the Puerto Rico pricing investigation which cannot be estimated at this time. For full year 2008, we are anticipating legal fees of about $6.5 million and comparable cash outlays in our cash flow forecast you see back behind the appendix.

Wrapping up on guidance. We maintain a $15 million guidance range. We thought it prudent to add a little bit to the range on the downside in the event we have further upside risks of fuel prices over and above the current fuel price assumption that we have in our numbers.

A second breakdown of the guidance is projected on page 37. The lion’s share of the business, of course, is still with the liner business at $142 million of EBITDA, and logistics kicking in nearly half a million dollars this very first early year in their history.

In terms of major assumptions, you see those listed here. Some slight declines in our volume by trade lanes, an overall 0.4% decrease compared to a previous 0.4% increase. Bunker fuel again is really the story here. $710 represent a 38% increase over the April assumption of $515 per ton. Unfortunately the recent $22 decline in crude oil from $147 to $125 has not yet been reflected in any meaningful reduction in bunker fuel. We’re hopeful that the pull-back in crude is sustained and drops further as some predict and that bunker prices follow suit.

However, again we felt it was prudent for forecasting guidance purposes to reflect the bunker forward curve and current spot prices and of course if bunker falls below $710, we will likely benefit; if it exceeds that, we will likely have exposure. I would remind you though there are many factors that impact fuel price on a net basis including fuel surge charge, recovery amounts, the timing of those recoveries, fuel consumption efforts that John and his team have done a great job on getting record consumption on our new vessels. All that will hopefully impact bunker expense.

A couple other key trade lane drivers have also been presented that we look at in terms of our guidance.

So to wrap up, we delivered very good results in a tremendously challenging fuel price and economic environment. We’re happy to be able to report those results to you today.

Our trade lanes are pretty much in line with our expectations for the second quarter. Fuel, again is the wild card for the second half of the year, and the unprecedented 38% increase since April, we will sue how that tracks the rest of this year.

On our front we’ll, continue to do everything we can do to control costs and mitigate the impact of bunker prices and we’ll hope for the best on fuel prices in the second half of the year.

With that I’d like to turn the call back to Chuck Raymand to wrap up.

Chuck Raymond	Thanks, Mike. I’ll conclude real quickly here. I think Horizon’s kind of begun the turnaround and turned the corner from the disappointments of the last couple of quarters.

We think this is a solid investment opportunity in a great business. It’s a brand that is the premier brand in its sector, providing lifeline businesses, connecting Puerto Rico and Alaska, Hawaii and Guam to the local 48 states.

The company is renowned and regularly cited for its high service and reliability levels. It’s holding and maintaining the largest market share in the Jones Act trades.

We’ve delivered an impressive performance record over many, many quarters, unfortunately interrupted recently by some extraordinary events and of course fuel is an issue that, as Mike pointed out, we’ve adjusted our guidance down. We put a little cushion in there in the event that fuel behaves differently than we expect it to. We are a company that, as Mike pointed out, with our cost of debt at down now to 4.5%, generates impressive cash flows that will sustain our growth in business development in related sectors of domestic transportation and in logistics going forward.

With that, we’ll turn the call back to Mary and she’ll entertain questions from our interested investors. Mary.

Operator	Thank you, sir. [Instruction provided to ask questions.] Our first question comes from the line of Jon Chappell with JP Morgan. Please go ahead.

Jon Chappell	Thank you, Good morning, guys.

Management	Good morning, Jon.

Jon Chappell	Chunk or John, the first question has to do with something we’ve been hearing a lot in the international markets but I don’t think you addressed directly and that’s slow steaming. Is slow steaming having any impact whatsoever on your fuel efficiencies and your ability to kind of offset some of fuel price increases?

John Keenan	Jon, good question. What we’ve been doing is in line with our EDGE processes and is really focusing on making sure our ships get out on time and in some of our networks we’ve changed some of our performance to give us a little bit more reserve time and we’re able to reduce our speed between ports.

Jon Chappell	Okay. And are you seeing a lot of that from I would guess say your competitors or from other people? Maybe in the TP1 is slow steaming a little bit more prevalent?

John Keenan	You know I’m not seeing that, Jon.

Jon Chappell	Okay. John, another question for you on the Alaska trade. You portrayed a very strong economic outlook. On that assumptions page you even raised the GSP forecast for Alaska yet you cut your volume expectations. Is there something else going on in the Alaska market that gives any type of cause for concern?

John Keenan	No. I think, Jon, if you recall the pilot quota was reduced by 28% so some of the volume variance that you’re going to see within our market is based on the southbound fish.

Jon Chappell	Mostly seafood. Okay. Mike, two questions for you. On the EDGE benefits, last time the guidance for ‘08 EDGE was taken down a little bit to about $9 million for this year which I think was versus like $12 or $13 at the beginning of the year. There was mention that the volume impact might put some pressure on EDGE. Are we still looking at $9 million benefit this year incremental or is it potentially a little bit lower?

Mike Avara	No, that’s still appropriate, Jon. $12.9 million I should point out was the total target, $4.4 was through revenue margin and volume improvement. The rest was the cost savings. We’re on track to get all that cost savings, so I think $9 is appropriate.

Jon Chappell	Finally, can you update us on the status, how much remains on your share buyback authorization?

Mike Avara	There’s nothing left at this point on the authorization. We did use the entire $50 million from November through January.

Jon Chappell	Chuck, you mentioned in your closing remarks a good investment opportunity. Do you think you’ll be going to the Board any time soon with a new authorization program?

Chuck Raymond	We’re not going to take that off the table, Jon. It’s obviously something we’re going to look at very carefully and it’s always a consideration.

Jon Chappell	Alright, great. Thanks, John, Chuck and Mike.

Management	Thank you, Jon.

Operator	Thank you. Our next question comes from the line of Kevin Sterling with Stephens, Inc. Please go ahead.

Kevin Sterling	Good morning, gentlemen. Chuck, if you had to break it down, how much of your reduction in guidance is related to fuel versus volume reductions? It looks like the bulk of it but if you could break it down maybe percentage-wise for us.

Chuck Raymond	About 90%.

Kevin Sterling	Okay. This might be a question for Mike. It looks like your SG&A expenses were up 34% year-over-year. What were the primary drivers behind this increase?

Mike Avara	SG&A was increased for a couple of reasons, Kevin. Remember, we did have our 2 acquisitions so we do have some additional cost there for new employees at Aero and HSI. We also have our regular 3% percent merit increase. We have some additional stock based compensation of about $1 million dollars. And depending if you’re looking at the adjusted or unadjusted numbers in the 10-Q, we do have $2.4 million of legal expenses accrued in addition to a bonus of $2.3 million accrued in the second quarter and the six months that you did not see last year. So all those factors really account for it. No worries on headcount though. We’re being very prudent in that area. It’s the factors I outlined.

Kevin Sterling	Thanks. Chuck, in relation to your antitrust legal expenses, it looks like you’re anticipating $6.5 million for the rest of 2008. It might be hard to anticipate but do you think, do you expect continued legal expenses into 2009 or do you think the $6.5 million would be about the end of those expenses?

Chuck Raymond	Kevin, that investigation is moving forward. It’s pretty slow, frankly. I think we’re going to continue to see some expenses into 2009 but I think the bulk of the expenses will occur during 2008.

Kevin Sterling	Okay. And this is for Chuck or John. As you mentioned in your presentation and we’ve talked about before, there’s been a lot of talk about the harbor maintenance tax. When do you think we’ll see short sea shipping along the Atlantic Seaboard? Could this be an ‘09 event or do you think we could maybe even see something a little bit earlier?

John Keenan	Kevin, as you know, the initiation of that service is fairly contingent upon the harbor maintenance tax exemption and we’re working diligently to make sure that happens. Our goal is to get something in the water by the first quarter of ‘09.

Kevin Sterling	Okay, great. Lastly, Chuck, with your free cash flow, is your primary objective still to pay down debt or would you guys look at any acquisitions? I know you talked about maybe possibly considering another buyback. Maybe you could talk a little bit about what you intend to do with your cash.

Chuck Raymond	Unless there’s an extraordinary opportunity out there on the acquisitions front, I would take that off the table. I believe our cash is going to be used for one of two purposes: either continue to pay down debt or on an opportunistic basis, buying back shares. I don’t think an acquisition is something we ought to do right now.

Kevin Sterling	Okay, thanks. Gentlemen, thanks a lot for your time.

Management	Thank you, Kevin.

Operator	Thank you. Our next question comes from the line of Chaz Jones with Morgan, Keegan. Please go ahead.

Chaz Jones	Good morning, guys. I want to ask a quick question related to the comments on the productivity loss with the negotiations on the West Coast. Is that having any material impact, one? And then two, could you remind us, and I am not saying that we are going to have a strike, but could you remind us what type of impact the strike had the last time that we were going through this process?

John Keenan	Chaz, this is John Keenan, I will take that one. The West Coast, when you speak to extended labor action or slowdowns and productivity loss, we’re not seeing a significant impact. There’s really no material impact on our business today. When you go back to the work stoppage or the lockout that occurred 6 years ago, there was a fairly significant impact. The ports were closed for approximately 10 days and there was significant impact to the economy and ships getting backed up. And as I mentioned, we don’t anticipate a work stoppage.

Chaz Jones	Okay. Then just in terms of the volumes and maybe your take on where the different trade lanes are, maybe the broader economy in a sense, are we closer to volume stability? Do you anticipate that happening in the next six months? I know you adjusted the volumes down again but are we getting closer to that bottom out there in the economy?

John Keenan	Chaz, we are projecting lower volumes overall. The major culprit there is some reduced demand as Brian touched on a little bit in the consumer spending, overall slowing in some of the economies that we’re seeing, and the inflation that you’re seeing in Puerto Rico. I think what we’ve put forward is a fairly accurate forecast of what we see in the markets between now and year-end.

Chaz Jones	That’s helpful. That’s all I had.

Operator	Our next question comes from the line of Michael Levite with Chesapeake Partners. Please go ahead.

Michael Levite	Hi. To what extent are you hedged? What percent of your fuel is hedged?

Mike Avara	We currently do not hedge any fuel. We are selective and opportunistic in our purchases to take advantage of the lowest cost at our port locations but we do not have any financial hedges in place at this point.

Michael Levite	Any plans to reduce or is it just total cost a factor?

Mike Avara	Right now it’s very difficult to get a reasonable counterparty I think on a financial hedge so I think we’ll stay with our current practice for now.

Michael Levite	Thank you.

Operator	Thank you. Ladies and gentlemen, that will conclude our question and answer session today. I’ll turn it back to Mr. Raymond for closing comments.

Chuck Raymond	Mary, thanks very much. Thanks for your interest and your questions. Enjoy the remaining weeks of the summer, travel safely and we’ll speak with all of you at 11:00 a.m. on October 24th when we will have our third quarter earnings call. Thank you and good day.